Exhibit 99.1

HONG KONG--(BUSINESS WIRE)-- Value Exchange International, Inc. (OTCQB: VEII)(Company), a provider of information technology services for businesses in China, Hong Kong, Singapore and Manila, announced today that Mr. Heng Fai Ambrose Chan, an experienced entrepreneur and businessperson, has joined the Company’s Board of Directors as a non-executive director.

“Mr. Chan has an extensive, impressive record of success in dynamic business development spanning decades,” said Tan Seng Wee Kenneth, Company’s President. “We’re excited to welcome him to Value Exchange’s board of directors. I know that we will benefit from his expertise and leadership.”

Mr. Chan is an accomplished global business veteran of over 45 years of successful track record. Mr Chan specializes in financial restructuring and corporate transformation to unlock value and unleash entrepreneurial zeal while managing risk. He has successfully restructured more than 35 corporations in diversified industries in different countries. Most notably, 5 out of the 35 restructured companies have combined market capitalization of over USD 18 billion and more importantly, they are bringing in annual net profits in excess of over USD 1.4 billion a year. Mr Chan’s passion for company transformation is shown through an average investment multiple of over 48X for each investment across the 5 companies. This is not including his first air chartering venture he started out during his college days.

Mr. Chan is: Executive Chairman and Executive Director of DSS, Inc., an NYSE listed company (NYSE: DSS); Executive Chairman of the Board, Executive Director and Chief Executive Officer of Alset EHome International Inc., a Nasdaq listed company (Nasdaq: AEI); Executive Chairman and Director of GigWorld, Inc., a U.S. public company; the Chief Executive Officer, Executive Director and Executive Chairman of Alset International Limited, a diversified holding company listed on the Catalist of the Singapore Exchange (SGX: 40V); Chairman and Director of LiquidValue Development Inc., a U.S. public company; a Director of OptimumBank Holdings, Inc.; and Chairman and Director Class II of Sharing Services Global Corporation, a U.S. OTC company.

Find out more about Mr Chan’s track record at: https://www.chf185.com/.

About Value Exchange: Value Exchange International, Inc. (“Company”) is a U.S. public holding company headquartered in Hong Kong, with offices in Shenzhen, Guangzhou, Shanghai, and Beijing China, Manila and Kuala Lumpur. Company provides integrating, market-leading Point-of-Sale/Point-of-Interaction (POS/POI), Merchandising, CRM & Reward, Locational Based (GPS & Indoor Positioning System (IPS)) Marketing, Customer Analytics, and Business Intelligence solutions. Company’s retail POS solutions process tens of millions of transactions per year at approximately 20,000 retail outlets in Asia.

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Value Exchange IR Contact: Johan Pehrson Email: ir@value-exch.com www.value-exch.com

(852) 2950 4288

Source: Value Exchange International, Inc.